Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces
First Quarter 2008 Financial Results
- Conference Call Today at 10:00 a.m. Eastern Time -
- ZemivaTM Planned Pivotal Phase 2 Trial on Track While Oncology Portfolio Also Advances -
Cambridge, MA, May 14, 2008 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today financial results for the quarter ended March 31, 2008 and reiterated its clinical guidance for fiscal year 2008.
“During the first quarter, Molecular Insight continued to execute on our strategy to improve the detection and treatment of serious diseases through the use of targeted molecular radiotherapeutics and molecular imaging pharmaceuticals,” said David S. Barlow, Chairman and CEO of Molecular Insight. “We continue to progress our planned pivotal registration trial with Zemiva, our lead molecular imaging pharmaceutical candidate, to improve the detection and management of heart disease in the emergency department setting. We anticipate completing enrollment of this study in mid-2008, with results expected by year-end. Our portfolio of oncology molecular imaging and targeted radiotherapeutics also advanced, as we were pleased to announce the initiation of a Phase 2a trial of AzedraTM, our targeted radiotherapeutic for neuroendocrine tumors, in children with neuroblastoma. Azedra is also nearing completion of a Phase 1 study in adult patients with pheochromocytoma and we intend to initiate the Phase 2 pheochromocytoma trial in the second half of the year as planned. We plan to initiate our Phase 1 dosimetry clinical program with TrofexTM for the detection, staging and monitoring of prostate cancer on schedule in the weeks ahead.”
Molecular Insight Clinical Guidance through 2008
Molecular Insight expects to meet the following clinical milestones in 2008:
•	Complete Zemiva’s planned pivotal registration Phase 2 trial enrollment.

•	Report Zemiva’s planned registration Phase 2 trial results.

•	Complete Azedra’s Phase 1 dose-ranging clinical trial in pheochromocytoma.

•	Initiate Azedra’s planned Phase 2 pivotal trial in pheochromocytoma.

•	Initiate Trofex’s Phase 1 dosimetry trial for diagnosis of prostate cancer.

•	Complete Trofex’s dosimetry trial.

•	Initiate Trofex’s dose and image optimization trial.

•	Initiate OnaltaTM’s Phase 1 dosimetry trial for the treatment of neuroendocrine tumors.

•	Initiate SolazedTM’s Phase 1 dosimetry trial in malignant melanoma.
Financial Highlights of the First Quarter 2008
First quarter 2008 net loss attributable to common shareholders was ($19.7) million, or ($0.79) per share, compared to a net loss attributable to common shareholders of ($14.8) million, or ($0.84) per share, in the first quarter of 2007. Total revenues for the first quarter of 2008 were $88,265 compared to total revenues of $247,567 in the first quarter of 2007. Revenues consisted primarily of grants from the National Institutes of Health. Cash and cash equivalents and investments, mainly U.S. Treasury bills, at March 31, 2008 totaled $146.9 million, compared to $63.2 million at March 31, 2007.

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2008 Financial Results
5.14.08

Research and development (R&D) expenses totaled $10.0 million in the first quarter of 2008, compared to $9.7 million in the first quarter of 2007. First quarter 2007 R&D expense included $3.4 million in Onalta and Solazed license agreements and technology transfers. Excluding these 2007 license payments, all other key components of R&D spending increased in the first quarter 2008 due to growth in the research and development staff, higher clinical trials spending for Azedra and Zemiva, and increased contract manufacturing costs for trial drug dosages for clinical trials.
General and administrative (G&A) expenses were $5.2 million for the first quarter of 2008, compared to $3.1 million in the first quarter of 2007. The major increases in G&A expenses were associated with increased staffing, auditing and consulting expenses required as a public company, including compliance with the Sarbanes-Oxley Act.
Other expense, net increased $3.7 million to $4.6 million for the three months ended March 31, 2008 from other expense, net of $0.9 million for the three months ended March 31, 2007. During the first quarter of 2007 and 2008, interest expense was $1.4 million and $5.9 million, respectively, partially offset by interest income of $0.5 million and $1.3 million, respectively. The increase in interest expense of $4.4 million for the first quarter of 2008, compared to the first quarter of 2007, was due to the payment-in-kind interest accrued of $4.5 million on the $150 million Senior Secured Floating Rate Bonds. The increase in interest income in the current quarter was the result of the increased level of invested funds received from the cash proceeds from these Bonds.
Conference Call Access Information
The company will host a conference call to discuss financial results at 10:00 AM EDT on May 14, 2008. The call can be accessed by dialing (888) 713-4213 or (617) 213-4865 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 57768065. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international participants) and using the pass code 21132976.
Participants may pre-register for the call to expedite access and minimize hold times by visiting https://www.theconferencingservice.com/prereg/key.process?key=PK7C38N87.
A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.molecularinsight.com. The company will present a short PowerPoint presentation during the call. An archived audio webcast and the PowerPoint slides will be available on the company’s website after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative, molecular radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, our anticipated completion date of mid-2008 for enrollment in the Zemiva planned pivotal registration trial, other listed expectations about meeting clinical milestones in 2008, as well as other statements regarding the development of AzedraTM, OnaltaTM, ZemivaTM and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2008 Financial Results
5.14.08

actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2008 Financial Results
5.14.08

Results Report for the First Quarter of Fiscal 2008

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts and except weighted average shares outstanding)

	Three Months Ended
	March 31,
	2007	2008
Total revenue	$248	$88

Costs and expenses:
Research and development	9,685	10,043
General and administrative	3,086	5,181

Total operating expenses	12,771	15,224

Loss from operations	(12,523)	(15,136)
Other income (expenses)
Interest income	526	1,271
Interest expense	(1,435)	(5,879)

Total other income (expense) — net	(909)	(4,608)

Net loss	(13,432)	(19,744)
Preferred stock dividends and accretion	(1,368)	—

Net loss attributable to common shareholders	$(14,800)	$(19,744)

Net loss attributable to common shareholders per share — basic and diluted	$(0.84)	$(0.79)

Weighted average shares outstanding — basic and diluted	17,594,301	24,954,071

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	December 31,	March 31,
	2007	2008
		(Unaudited)
Cash and cash equivalents	$62,115	$52,193
Investments	57,088	72,320
Prepaid expenses and other current assets	1,805	1,904

Current assets	121,008	126,417

Property and equipment — net	4,733	4,715
Debt issuance costs — net	7,168	6,852
Investments	43,793	22,393

Total assets	$176,702	$160,377

Current liabilities	$15,013	$11,238
Bond payable, net of discount	133,133	138,615
Total liabilities	148,146	149,853

Total stockholders’ equity	28,556	10,524

Total liabilities and stockholders’ equity	$176,702	$160,377